UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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DIRTT ENVIRONMENTAL SOLUTIONS LTD.

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DIRTT’s Momentum Continues: ISS Recommends AGAINST a Full Board Change

•	ISS agrees with DIRTT that the Company’s Board refreshment is clear and that 22NW’s ‘plan’ is “vague on details”; ISS also agrees with additional directors as recommended by DIRTT.

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As part of its commitment to shareholder engagement and openness to efficiently resolving this proxy fight for the benefit of all, the Board is prepared to expand its size to eight members and include Mr. Aron English, Mr. Kenneth Sanders and Ms. Mary Garden, fully aligning with ISS’ recommendation.

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Refreshed and highly qualified Board has repositioned DIRTT to improve its financial performance, enhance shareholder value and deliver future growth; a wholesale change could reverse this progress and create significant risk.

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The only way to avoid this risk and have a further refreshed Board that can provide both continuity and fresh perspectives, includes the Company’s largest shareholder, and fully aligns with ISS’ recommendation, is to vote the BLUE proxy by 10:00 a.m. (MDT) on Friday, April 22, 2022.

•	For help voting, please contact Kingsdale Advisors at 1-866-851-2743 or contactus@kingsdaleadvisors.com.

CALGARY, Alberta, April 14, 2022 — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (NASDAQ: DRTT, TSX: DRT) today announced that 22NW Fund, LP’s (“22NW”) attempt to take over its board of directors (the “Board”) is opposed by the leading independent proxy advisor Institutional Shareholder Services Inc. (“ISS”), which has recommended AGAINST a full Board change.

22NW Has No Articulated Plan and No Case for a Full Board Change

In its report, ISS stated that 22NW “has not presented a clear go-forward plan,” that it was “vague on details,” and “has not met the threshold” for a full Board change.

ISS also stated 22NW’s slate lacked “racial diversity and there would only be one female on the board,” highlighting 22NW’s poor focus on corporate governance. 22NW’s pledge of 30% female representation on the Board by 2023 would also potentially require one of its nominees to step down after only one year, which suggests further changes and instability. Furthermore, 22NW has not identified a new management team, which ISS called “ironic” given 22NW accused the Board of a lack of proper succession planning.

ISS Recognizes DIRTT’s Refreshed Board and Relevant Industry Experience

DIRTT recognizes the value of strategic and deliberate Board refreshment, balanced with historical continuity given the unique nature of DIRTT’s business. This process is supported by robust analysis of the functional, experiential and personal attributes required to add value in the context of DIRTT’s strategic priorities.

DIRTT is pleased that its efforts were recognized by ISS, who stated in its report that “The board’s refreshment over the last few years is apparent, with four directors with one year of tenure and a new nominee at this meeting…” In contrast to 22NW’s slate, which lacks diversity, ISS noted that DIRTT’s Board is “fairly diverse, with three female directors of seven total, each board committee is chaired by a woman, and there is racial diversity on the board.”

Also, the Board’s directors are highly qualified with relevant industry expertise. ISS highlighted in its report that “Incumbent directors [Todd] Lillibridge, [Jim] Lynch, and [Michael T.] Ford have relevant experience at important industry verticals and potential partners for the company, and [Diana] Rhoten has relevant design experience.”

The Board is also pleased that ISS recognized its call for operational change within the business. These changes have been well underway and has gathered meaningful momentum under the guidance of the Board, and more specifically, under the leadership of interim CEO Todd Lillibridge.

Since his appointment as interim CEO on January 18, 2022, Mr. Lillibridge, together with the rest of the Board, has:

•	Reduced operating expenses by 14%;

•	Revised the pricing strategy;

•	Reconfigured and rationalized the manufacturing footprint;

•	Sharpened the sales focus on high margin products;

•	Strengthened relationships with partners;

•	Streamlined how DIRTT goes to market; and

•	Rebranded and repositioned the Company.

A wholesale change of the Board could reverse this progress and create significant risk. Mr. Lillibridge is key to DIRTT’s success during this critical time and ISS stated, “the company could benefit from continuity at the executive level until the next CEO is hired.”

ISS Agrees with Additional Directors as Recommended by DIRTT

The Board previously announced that based on feedback received and as part of its commitment to shareholder engagement and openness to resolving this proxy fight for the benefit of all, it was prepared to expand its size to eight members and to include Mr. Aron English and another 22NW nominee. ISS agreed with having additional directors as first proposed by DIRTT, and following their recommendation, the Board is now prepared to include Mr. English as well as Mr. Kenneth Sanders and Ms. Mary Garden.

In order for shareholders to have a further refreshed Board that (i) can provide both continuity and fresh perspectives, (ii) includes the Company’s largest shareholder, and (iii) fully aligns with ISS’ recommendation, they must only vote on the BLUE proxy FOR DIRTT’s nominees. As ISS stated in their report, voting on 22NW’s proxy would prevent shareholders “from electing the most appropriate management nominees to serve on the reconstituted board.”

ISS Also Rejects 22NW’s Other Arguments and Recommends Voting in Favour of All Other Resolutions Supported by the Company

ISS recommended a vote in favour of the change of the Company’s name, rejecting the rationale of 22NW by stating that “empirical evidence suggests that changing a company’s name can impact its value. Name changes should be evaluated on a case-by-case basis. In this case, there is little danger that sales would suffer due to a loss of name recognition and associated goodwill.”

ISS also recommended a vote in favour of the Company’s shareholder rights plan, once again rejecting 22NW’s expressed concerns in concluding that “the rights plan is a “new generation” plan structured to protect shareholders’ interests in the event of a take-over bid for their voting shares”.

Keep DIRTT’s Momentum – Vote the BLUE Proxy Today

The best way to protect your investment and keep DIRTT’s momentum is to vote the BLUE proxy. Voting otherwise could cause a wholesale change of the Board and reverse progress.

Voting is fast and easy. Please vote on the BLUE proxy well in advance of the voting deadline of Friday, April 22, 2022, at 10:00 a.m. (MDT).

If you have mistakenly voted on 22NW’s proxy or would like to change your vote for any other reason, you may do so by voting on the BLUE proxy. This will revoke and replace the previous vote.

If you have questions or need help voting, contact Kingsdale Advisors at 1-866-851-2743 or at contactus@kingsdaleadvisors.com.

About DIRTT Environmental Solutions

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the commercial, healthcare, education and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in the US and Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

Advisors

DIRTT has retained McMillan LLP as its legal advisor and Kingsdale Advisors as its strategic shareholder and communications advisor.

Important Additional Information Regarding Proxy Solicitation

DIRTT has filed a definitive proxy statement (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its annual and special meeting of shareholders to be held on Tuesday, April 26, 2022 at 10:00 a.m. (MDT) (the “Meeting”). DIRTT, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the Meeting. Information regarding the names of DIRTT’s directors and executive officers and their respective interests in DIRTT by security holdings or otherwise is set forth in DIRTT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 25, 2022, and the Definitive Proxy Statement, as filed with the SEC on March 24, 2022. To the extent holdings of such participants in DIRTT’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of DIRTT’s Board for election at the Meeting are included in the Definitive Proxy Statement and accompanying BLUE proxy card. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ANY SUPPLEMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Definitive Proxy Statement and other relevant documents filed by DIRTT free of charge from the SEC’s website, www.sec.gov. DIRTT’s shareholders can also obtain, without charge, a copy of the Definitive Proxy Statement and other relevant filed documents by directing a request by mail to DIRTT Environmental Solutions Ltd., 7303 30th Street S.E., Calgary, Alberta, Canada T2C 1N6 or at ir@dirtt.com or from the investor relations section of DIRTT’s website, www.dirtt.com/investors.

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of applicable securities legislation, which reflects the Company’s current expectations regarding future events. In some cases, forward-looking information can be identified by such terms as “plans”, “anticipated”, “believe”, and “will”. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond the Company’s control that could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking information. The Company’s estimates, beliefs and assumptions, may prove to be incorrect. The risks and uncertainties that may affect forward-looking information include, but are not limited to, market conditions, the effect of the COVID-19 pandemic on the Company’s operations, business and financial results, and other factors discussed under “Risks Factors” in the Company’s management’s discussion and analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on February 23, 2022, which is available on SEDAR (www.sedar.com) and on the SEC’s website (www.sec.gov). The Company does not undertake any obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. This forward-looking information speaks only as of the date of this news release.

For more information, contact

Media:

Hyunjoo Kim, Vice President of Strategic Communications and Marketing

416-867-2357

hkim@kingsdaleadvisors.com

Investors:

Kim MacEachern

Investor Relations, DIRTT

403-618-4539